SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)(1)

                               PlanetRx.com, Inc.
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                                (Name of Issuer)

                         Common Stock, $.0001 par value
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                         (Title of Class of Securities)

                                   727049 10 8
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                                 (CUSIP Number)

                                September 4, 2002
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             (Date of Event Which Requires Filing of this Statement)


Check appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)

    [ X ]  Rule 13d-1(c)

    [   ]  Rule 13d-1(d)


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     (1)  The remainder of this cover page shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall to all other provisions of the Act (however, see the Notes).

CUSIP NO.727049 10 8                                     Page  2  of  6   Pages
         -----------                                           -      -

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1                             NAME OF REPORTING PERSON
                              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                              Steven A. Burleson
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2                             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a) [  ]
                              (b) [  ]
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3                             SEC USE ONLY

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4                             CITIZENSHIP OR PLACE OF ORGANIZATION

                              United States of America
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                       5      SOLE VOTING POWER

                              6,341,124
                       ---------------------------------------------------------
      NUMBER OF        6      SHARED VOTING POWER
       SHARES
    BENEFICIALLY              -0-
      OWNED BY         ---------------------------------------------------------
        EACH           7      SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                 6,341,124
        WITH           ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
9                             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                              REPORTING PERSON

                              6,341,124
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10                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                              EXCLUDES CERTAIN SHARES* [   ]
--------------------------------------------------------------------------------

11                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              9.4%
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12                            TYPE OF REPORTING PERSON*

                              IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)    Name of Issuer:

         PlanetRx.com, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:

         2207 Sawgrass Village Drive
         Ponte Vedra Beach, Florida 32082

Item 2(a)    Name of Person Filing:

         Steven A. Burleson

Item 2(b)    Address of Principal Business Office or, if none, Residence:

         2207 Sawgrass Village Drive
         Ponte Vedra Beach, Florida 32082

Item 2(c)    Citizenship:

         United States of America

Item 2(d)    Title of Class of Securities:

         Common Shares, par value $.0001 per share

Item 2(e) CUSIP Number:

         727049 10 8

Item 3   This statement is not filed pursuant to Rule 13d-l(b) or 13d-2(b) or
         (c).

Item 4   Ownership.

Item 4(a) Amount Beneficially Owned as of September 4, 2002:

         6,341,124

Item 4(b)    Percent of Class:

         9.4%

Item 4(c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote: 6,341,124

         (ii)   shared power to vote or to direct the vote: -0-

         (iii)  sole power to dispose or to direct the disposition of: 6,341,124

         (iv)   shared power to dispose or to direct the disposition of:  -0-

Item 5    Ownership of Five Percent or Less of a Class.

         Inapplicable.

Item 6 Ownership of More than Five Percent on Behalf of Another Person.

         Inapplicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         Inapplicable.

Item 8 Identification and Classification of Members of the Group.

         Inapplicable.

Item 9    Notice of Dissolution of Group.

         Inapplicable.

Item 10   Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       September 23, 2002
                                                       ------------------
                                                              Date

                                                       /s/ Steven A. Burleson
                                                       -------------------------
                                                       Steven A. Burleson